EXHIBIT 99.4

                             [FiberCore, Inc. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

       FiberCore Receives Notice of Default from Holders of Debentures

CHARLTON, Mass - June 16, 2003 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that on June 12, 2003 it received a notification of default from Riverview Group, LLC, Laterman & Co., and Forevergreen Partners, ("the Holders") of the Company's 5% Convertible Subordinated Debentures. Currently there is approximately $2.5 million outstanding under these debentures, plus accrued interest. If the event of default on the debentures continues, the Holders have the right to accelerate the maturity date and the entire amount could become immediately due. The debentures are unsecured. A copy of the notice from the Holders' attorney is attached to the report on Form 8-K, which will be filed today with the Securities and Exhange Commission.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
At the Company:                           At FRB|Weber Shandwick:
---------------                           -----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
John D. Ronnquist, Interim CFO            212/445-8432
508/248-3900

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FiberCore, Inc.                             Fiber Optics for the Next Generation
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253 Worcester Rd  o P.O. Box 180  o Charlton, MA 01507  o Tel: (508) 248- 3900
                              o Fax: (508) 248-5588